UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Dingdong (Cayman) Limited
(Name of Issuer)

Class A ordinary shares, par value US$0.000002 per share
(Title of Class of Securities)

25445D101**
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**This CUSIP applies to the American Depositary Shares, evidenced by American Depositary Receipts, each two of which represent three Class A ordinary shares. No CUSIP has been assigned to the Class A ordinary shares.

CUSIP No. 25445D101	SCHEDULE 13G	Page 2 of 25

1	NAME OF REPORTING PERSON General Atlantic Singapore Fund Pte. Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Singapore
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	SCHEDULE 13G	Page 3 of 25

1	NAME OF REPORTING PERSON General Atlantic Singapore Interholdco Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	SCHEDULE 13G	Page 4 of 25

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 5 of 25

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) EU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 6 of 25

1	NAME OF REPORTING PERSON General Atlantic GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 7 of 25

1	NAME OF REPORTING PERSON GAP (Bermuda) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 8 of 25

1	NAME OF REPORTING PERSON General Atlantic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 9 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 25445D101	SCHEDULE 13G	Page 10 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 25445D101	SCHEDULE 13G	Page 11 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 25445D101	SCHEDULE 13G	Page 12 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 13 of 25

1	NAME OF REPORTING PERSON General Atlantic Partners (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 14 of 25

1	NAME OF REPORTING PERSON General Atlantic GenPar (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 25445D101	SCHEDULE 13G	Page 15 of 25

1	NAME OF REPORTING PERSON General Atlantic (Lux) S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	SCHEDULE 13G	Page 16 of 25

1	NAME OF REPORTING PERSON General Atlantic Singapore DD Pte. Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Singapore
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,514,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,514,350

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,514,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.5%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 25445D101	SCHEDULE 13G	Page 17 of 25

ITEM 1.	(a)	Name of Issuer

Dingdong (Cayman) Limited

	(b)	Address of Issuer’s Principal Executive Offices

Building 6, 500 Shengxia Road Shanghai, 200125 People’s Republic of China

ITEM 2.	(a)	Name of PersonS Filing

This statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”).

	(i)	General Atlantic Singapore Fund Pte. Ltd. (“GASF”);

	(ii)	General Atlantic Singapore Interholdco Ltd. (“GAS Interholdco”);

	(iii)	General Atlantic Partners (Bermuda) IV, L.P. (“GAP Bermuda IV”);

	(iv)	General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”);

	(v)	General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”);

	(vi)	GAP (Bermuda) L.P. (“GAP (Bermuda) LP”);

	(vii)	General Atlantic, L.P. (“GA LP”);

	(viii)	GAP Coinvestments III, LLC (“GAPCO III”);

	(ix)	GAP Coinvestments IV, LLC (“GAPCO IV”);

	(x)	GAP Coinvestments V, LLC (“GAPCO V”);

	(xi)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

	(xii)	General Atlantic Partners (Lux) SCSp (“GAP Lux”);

	(xiii)	General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”);

	(xiv)	General Atlantic (Lux) S.à. r.l. (“GA Lux”); and

	(xv)	General Atlantic Singapore DD Pte. Ltd. (“GA DD”).

GAP Bermuda IV, GAP Bermuda EU, GAP Lux, GAPCO III, GAPCO IV, GAPCO V and GAPCO CDA are collectively referred to as the “GA Funds.”

CUSIP No. 25445D101	SCHEDULE 13G	Page 18 of 25

(b)	Address of Principal Business Office, or if none, Residence

The address of GA LP, GAPCO III, GAPCO IV, GAPCO V, and GAPCO CDA is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The address of GAS Interholdco, GAP Bermuda IV, GAP Bermuda EU, GenPar Bermuda, and GAP (Bermuda) LP is C/O Conyers Client Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The address of GAP Lux, GA GenPar Lux and GA Lux Sarl is 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg. The address of GASF and GA DD is 80 Robinson Road #02-00, Singapore, 068898.

(c)	Citizenship

(i)	GASF - Singapore

(ii)	GAS Interholdco - Bermuda

(iii)	GAP Bermuda IV - Bermuda

(iv)	GAP Bermuda EU - Bermuda

(v)	GenPar Bermuda - Bermuda

(vi)	GAP (Bermuda) LP - Bermuda

(vii)	GA LLC - Delaware

(viii)	GAPCO III - Delaware

(ix)	GAPCO IV - Delaware

(x)	GAPCO V - Delaware

(xi)	GAPCO CDA - Delaware

(xii)	GAP Lux - Luxembourg

(xiii)	GA GenPar Lux - Luxembourg

(xiv)	GA Lux - Luxembourg

(xv)	GA DD - Singapore

CUSIP No. 25445D101	SCHEDULE 13G	Page 19 of 25

	(d)	Title of Class of Securities

Class A ordinary shares, par value US$0.000002 per share.

The Issuer’s American Depositary Shares (the “ADSs”), evidenced by American Depositary Receipts, each two of which represent three Class A ordinary shares, are listed on the New York Stock Exchange under the symbol “DDL.” The Reporting Persons directly own only ADSs and do not directly own any Class A ordinary shares.

	(e)	CUSIP Number

25445D101*

*This CUSIP applies to the ADSs, evidenced by American Depositary Receipts, each two of which represent three Class A ordinary shares. No CUSIP has been assigned to the Class A ordinary shares.

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not Applicable.

ITEM 4.	OWNERSHIP

As of December 31, 2021, the Reporting Persons owned the following number of Class A ordinary shares:

	(i)	GASF owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

	(ii)	GAS Interholdco owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

	(iii)	GAP Bermuda IV owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

	(iv)	GAP Bermuda EU owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

	(v)	GenPar Bermuda owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

	(vi)	GAP (Bermuda) LP owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

	(vii)	GA LP owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

CUSIP No. 25445D101	SCHEDULE 13G	Page 20 of 25

(viii)	GAPCO III owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(ix)	GAPCO IV owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(x)	GAPCO V owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(xi)	GAPCO CDA owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(xii)	GAP Lux owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(xiii)	GA GenPar Lux owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(xiv)	GA Lux owned of record no ADSs representing no Class A ordinary shares, or 0.0% of the issued and outstanding Class A ordinary shares.

(xv)	GA DD owned of record 13,009,567 ADSs representing 19,514,350 underlying Class A ordinary shares, or approximately 6.5% of the issued and outstanding Class A ordinary shares.

GA DD is wholly owned by GASF. The majority shareholder of GASF is GAS Interholdco. The members of GAS Interholdco that share beneficial ownership of the ADSs held of record by GA DD are the GA Funds. The general partner of GAP Lux is GA GenPar Lux and the general partner of GA GenPar Lux is GA Lux. The general partner of GAP Bermuda EU and GAP Bermuda IV and the sole shareholder of GA Lux is GenPar Bermuda. GAP (Bermuda) LP, which is controlled by the GA Management Committee of GASC MGP, LLC (the “GA Management Committee”), is the general partner of GenPar Bermuda. GA LP, which is also controlled by the GA Management Committee, is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. There are nine members of the GA Management Committee of GA LP. Each of the members of the GA Management Committee disclaims ownership of the ADSs and the underlying Class A ordinary shares except to the extent that he has a pecuniary interest therein. The name, the business address and the citizenship of each of the members of the GA Management Committee and the directors of GASF and GAS Interholdco, in each case as of the date hereof, is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 13,009,567 ADSs representing 19,514,350 underlying Class A ordinary shares.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 299,533,200 Class A ordinary shares of the Issuer reported to be outstanding as of June 29, 2021, as reflected in the Issuer’s Prospectus filed under Rule 424(b)(4), filed with the U.S. Securities and Exchange Commission on July 1, 2021.

CUSIP No. 25445D101	SCHEDULE 13G	Page 21 of 25

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:
(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the ADSs and underlying Class A ordinary shares as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 13,009,567 ADSs, representing 19,514,350 underlying Class A ordinary shares that may be deemed to be owned beneficially by each of them.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATION

Not Applicable.

CUSIP No. 25445D101	SCHEDULE 13G	Page 22 of 25

Exhibit Index

Exhibit 1:	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 25445D101	SCHEDULE 13G	Page 23 of 25

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2022

GENERAL ATLANTIC SINGAPORE FUND PTE. LTD.

By:	/s/ Ong Yu Huat
Name:	Ong Yu Huat
Title:	Director

GENERAL ATLANTIC SINGAPORE INTERHOLDCO LTD.

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Director

GENERAL ATLANTIC PARTNERS (BERMUDA) IV, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner

By:	GAP (Bermuda) L.P., its General Partner

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner

By:	GAP (Bermuda) L.P., its General Partner

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (Bermuda) L.P., its General Partner

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (Bermuda) GP Limited, its general partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

CUSIP No. 25445D101	SCHEDULE 13G	Page 24 of 25

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic, L.P., its Managing Member

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic, L.P., its Managing Member

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic, L.P., its Managing Member

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic, L.P., its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

CUSIP No. 25445D101	SCHEDULE 13G	Page 25 of 25

GENERAL ATLANTIC PARTNERS (LUX) SCSP

By:	General Atlantic GenPar (Lux) SCSp, its General Partner

By:	General Atlantic (Lux) S.à r.l., its General Partner

By:	/s/ Ingrid van der Hoorn
Name:	Ingrid van der Hoorn
Title:	Manager A

By:	/s/ Gregor Dalrymple
Name:	Gregor Dalrymple
Title:	Manager B

GENERAL ATLANTIC GENPAR, (LUX) SCSP

By:	General Atlantic (Lux) S.à. r.l., its General Partner

By:	/s/ Ingrid van der Hoorn
Name:	Ingrid van der Hoorn
Title:	Manager A

By:	/s/ Gregor Dalrymple
Name:	Gregor Dalrymple
Title:	Manager B

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
Name:	Ingrid van der Hoorn
Title:	Manager A

By:	/s/ Gregor Dalrymple
Name:	Gregor Dalrymple
Title:	Manager B

GENERAL ATLANTIC SINGAPORE DD PTE. LTD.

By:	/s/ Ong Yu Huat
Name:	Ong Yu Huat
Title:	Director

SCHEDULE A

Members of the GA Management Committee (as of the date hereof)
Name	Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR

Directors of General Atlantic Singapore Fund Pte. Ltd.

(as of the date hereof)

Name	Address	Citizenship
Ong Yu Huat	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Singapore
Izkander Edward Heylett	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Malaysia

Directors of General Atlantic Singapore Interholdco Ltd.

(as of the date hereof)
Name	Address	Citizenship
Michael Gosk	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Christopher G. Lanning	55 East 52nd Street 33rd Floor New York, New York 10055	United States

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

February 11, 2022

GENERAL ATLANTIC SINGAPORE FUND PTE. LTD.

By:	/s/ Ong Yu Huat
Name:	Ong Yu Huat
Title:	Director

GENERAL ATLANTIC SINGAPORE INTERHOLDCO LTD.

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Director

GENERAL ATLANTIC PARTNERS (BERMUDA) IV, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner

By:	GAP (Bermuda) L.P., its General Partner

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner

By:	GAP (Bermuda) L.P., its General Partner

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (Bermuda) L.P., its General Partner

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (Bermuda) GP Limited, its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic L.P., its Managing Member

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic, L.P., its Managing Member

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic, L.P., its Managing Member

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic, L.P., its General Partner

By:	/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC PARTNERS (LUX) SCSP

By:	General Atlantic GenPar (Lux) SCSp, its General Partner

By:	General Atlantic (Lux) S.à r.l., its General Partner

By:	/s/ Ingrid van der Hoorn
Name:	Ingrid van der Hoorn
Title:	Manager A

By:	/s/ Gregor Dalrymple
Name:	Gregor Dalrymple
Title:	Manager B

GENERAL ATLANTIC GENPAR, (LUX) SCSP

By:	General Atlantic (Lux) S.à. r.l., its General Partner

By:	/s/ Ingrid van der Hoorn
Name:	Ingrid van der Hoorn
Title:	Manager A

By:	/s/ Gregor Dalrymple
Name:	Gregor Dalrymple
Title:	Manager B

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
Name:	Ingrid van der Hoorn
Title:	Manager A

By:	/s/ Gregor Dalrymple
Name:	Gregor Dalrymple
Title:	Manager B

GENERAL ATLANTIC SINGAPORE DD PTE. LTD.

By:	/s/ Ong Yu Huat
Name:	Ong Yu Huat
Title:	Director